SUB-ITEM 77Q3

AIM CAPITAL DEVELOPMENT FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER:       811-1424
SERIES NO.:        11

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 56,323

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  6,272
          Class C                  6,162
          Class R                  4,446
          Class Y                    305
          Investor Class             571
          Institutional
          Class                    7,594

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  10.49

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $   9.17
          Class C               $   9.16
          Class R               $  10.30
          Class Y               $  10.51
          Investor Class        $  10.50
          Institutional Class   $  11.03